EXHIBIT (D)(2)


                                HESKA CORPORATION

                            1997 STOCK INCENTIVE PLAN

                        NOTICE OF RESTRICTED STOCK AWARD


     You have been granted restricted shares of common stock of HESKA CORPORATION (the "Company") on the following terms:

 NAME OF RECIPIENT:

 TOTAL NUMBER OF SHARES GRANTED:

 FAIR MARKET VALUE PER SHARE (AS OF DATE OF GRANT):       $

 TOTAL FAIR MARKET VALUE OF AWARD (AS OF DATE OF GRANT):  $

 DATE OF GRANT:                                           _______ __, 2001

 VESTING COMMENCEMENT DATE:                               _______ __, 2001

 VESTING SCHEDULE:

          The first one forty-eighth (1/48) of the restricted shares granted (rounded up to the nearest whole integer) shall vest when you complete one (1) month of continuous service to the Company (or one of its subsidiaries) after the Vesting Commencement Date and an additional 1/48 of the shares (rounded up to the nearest whole integer) vest when you complete each month of continuous service to the Company (or one of its subsidiaries) thereafter, so that one hundred percent (100%) of the shares shall vest after 48 months of continuous service to the Company (or one of its subsidiaries) after the Vesting Commencement Date.

     By your signature and the signature of the Company's representative below, you and the Company agree that these shares are granted under and governed by the terms and conditions of the Heska Corporation 1997 Stock Incentive Plan and the Restricted Stock Agreement, both of which are attached to and made a part of this document.

RECIPIENT:                                HESKA  CORPORATION,  a  Delaware
                                               corporation



Signature: ----------------------------   By: ----------------------------
                                          Title:    Vice   President   and
                                          General Counsel


                                HESKA CORPORATION

                           1997 STOCK INCENTIVE PLAN:

                           RESTRICTED STOCK AGREEMENT





PAYMENT FOR      The cancellation of your options with an
SHARES           exercise price greater than $3.90 per share
                 will be the consideration for the shares of restricted stock.

VESTING          The shares vest as shown in the Notice of
                 Restricted Stock Award and subject to the Heska
                 Corporation 1997 Stock Incentive Plan (the
                 "Plan").
SHARES           Unvested shares will be considered "Restricted
RESTRICTED       Shares."  You may not sell, transfer, pledge or
                 otherwise dispose of any Restricted Shares, except as provided in the next sentence. With the consent of the Compensation Committee of the Company's Board of Directors, you may transfer Restricted Shares to your spouse, children or grandchildren or to a trust established by you for the benefit of yourself or your spouse, children or grandchildren. A transferee of Restricted Shares must agree in writing on a form prescribed by the Company to be bound by all provisions of this Agreement.

FORFEITURE       If your service as an employee of the Company
                 or a subsidiary of the Company terminates for any reason or no reason prior to a Change of Control (as such term is defined in the Plan) in the Company, then your shares will be subject to repurchase by the Company to the extent that they have not vested before the termination date. As of the termination date, the Company will have 120 days to repurchase the unvested shares at a price equal to the par value ($.001) of the shares (the "Repurchase
                 Right"). The Company has sole discretion to exercise the Repurchase Right. To the extent the Company fails to exercise the Repurchase
                 Right for all of the unvested shares, such unvested shares will become vested shares upon the expiration of the 120 day period. The
                 Company determines when your service terminates for this purpose.

CHANGE OF        In the event of a Change of Control in the
CONTROL          Company, any securities issued (or cash paid)
                 in exchange for the shares of stock of the Company to which you are entitled to based upon your ownership of the Restricted Shares shall remain subject to the vesting schedule as set forth in the Notice of Restricted Stock Award and Repurchase Right pursuant to this Agreement, provided that:

                 (1) if you are not offered employment with the Company (or the acquirer of the Company) after the effective date of the Change of Control, that amount of Restricted Shares (or other consideration you are entitled to based upon your ownership of the Restricted Shares) that would have vested for a period of twelve (12) months after the effective date of the Change of Control shall vest and no longer be subject to the Repurchase Right set forth in this Agreement; and

                 (2)  if after a Change of Control, you are
                 terminated with or without cause by the Company (or the acquirer of the Company), that amount of Restricted Shares (or other consideration you are entitled to based upon your ownership of the Restricted Shares) that would have vested for a period of twelve (12) months after the effective date of such termination shall vest and no longer be subject to the Repurchase Right set forth in this Agreement.

LEAVES OF        For purposes of this award, your service does
ABSENCE          not terminate when you go on a military leave,
                 a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of service is required by the terms of the leave or by applicable law. But your service terminates when the approved leave ends, unless you immediately return to active work.

STOCK            Your Restricted Shares will be held for you by
CERTIFICATES     the Company.  After shares have vested, a stock
                 certificate for those shares will be released to you. For adminstrative purposes, the Company will issue stock certificates evidencing an amount of vested shares equal to 12 months of vesting. However upon written request from you, the Company will issue to you certificate(s) evidencing an amount of vested shares equal to 1 month of vesting as soon as practicable. In no event shall the Company release to you certificates evidencing any amounts of unvested shares.

VOTING RIGHTS    You will have voting rights with respect to
                 your shares even before they vest.

WITHHOLDING      No stock certificates will be released to you
TAXES            unless you have made acceptable arrangements to
                 pay any withholding taxes that may be due as a result of this award or the vesting of the shares. If you do not make acceptable arrangement, we will either withhold these amounts from your paycheck or withhold shares that have otherwise vested in an amount sufficient to satisfy any required withholding obligations. These arrangements may also include surrendering shares of Company stock that you already own. The fair market value of the shares you surrender, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.

RESTRICTIONS     By signing this Agreement, you agree not to
ON RESALE        sell any shares at a time when applicable laws
                 or Company policies prohibit a sale. This restriction will apply as long as you are an employee of the Company or a subsidiary of the Company.

NO RETENTION     Your award or this Agreement does not give you
RIGHTS           the right to be employed or retained by the
                 Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your service at any time, with or without cause.

ADJUSTMENTS      In the event of a stock split, a stock dividend
                 or a similar change in Company stock, the number of Restricted Shares that remain subject to forfeiture will be adjusted accordingly pursuant to the applicable provisions of the Plan including but not limited to Section 9.1 of the Plan.

APPLICABLE LAW   This Agreement will be interpreted and enforced
                 under the laws of the State of Colorado
                 (without regard to their choice-of-law
                 provisions).
THE PLAN AND     The text of the Plan is incorporated in this
OTHER            Agreement by reference.  This Agreement and the
AGREEMENTS       Plan constitute the entire understanding
                 between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement, signed by both parties.


     BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.